Filed Pursuant to Rule 433

Registration No. 333-221324

Wells Fargo & Company Market Linked Notes

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity
Notes Linked to a Basket of One Index and Five ETFs due December 5, 2023
Term Sheet to Amended and Restated Preliminary Pricing Supplement No. 165 dated November 15, 2018

Summary of Terms

Issuer:	Wells Fargo & Company
Term:	Approximately 5 years
Market Measure:

An unequally weighted basket (the “Basket”). The basket components and their weightings are as follows:

SPDR® S&P 500® ETF Trust (30%)

Invesco QQQ Trust℠, Series 1 (20%)

SPDR® S&P MidCap 400® ETF Trust (15%)

EURO STOXX 50® Index (15%)

iShares® MSCI Emerging Markets ETF (10%)

iShares® Russell 2000 ETF (10%)

Pricing Date:	November 30, 2018*
Issue Date:	December 7, 2018*
Original Offering Price:	$1,000 per note (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	December 5, 2023*
Starting Value:	100
Average Ending Value:	See “How the average ending value is calculated” on page 3
Participation Rate:	110% to 120%, to be determined on the pricing date
Calculation Days:	Quarterly, on the 28th day of each February, May, August and November, commencing February 2019 and ending August 2023, and the final calculation day*. The “final calculation day” is November 28, 2023*.
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	2.62%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.50% and WFS will pay 0.12% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	95001BAQ7

Description of Terms

●	Linked to a Basket comprised of the SPDR® S&P 500® ETF Trust (30%); the Invesco QQQ Trust℠, Series 1 (20%); the SPDR® S&P MidCap 400® ETF Trust (15%); the EURO STOXX 50® Index (15%); the iShares® MSCI Emerging Markets ETF (10%); and the iShares® Russell 2000 ETF (10%)
●	Potential for a positive return at maturity based on the percentage increase, if any, in the value of the Basket from the starting value to the average ending value. The maturity payment amount will reflect the following terms:
●	If the average ending value is greater than the starting value:

You will receive at maturity the original offering price plus a positive return equal to 110% to 120% (to be determined on the pricing date) of the percentage increase from the starting value to the average ending value

●	If the average ending value is less than or equal to the starting value:

You will receive at maturity the original offering price, but you will not receive any positive return on your investment

●	Average ending value of the Basket based on the average of closing values of the basket components on specified dates occurring quarterly during the term of the notes
●	Repayment of principal at maturity regardless of Basket performance (subject to issuer credit risk)
●	All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of any Fund or the securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment
●	No periodic interest payments or dividends
●	No exchange listing; designed to be held to maturity

* To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the notes remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the notes is approximately $935.57 per note. While the estimated value of the notes on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the notes on the pricing date be less than $915.57 per note. The estimated value of the notes was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Returns

Hypothetical average ending value	Hypothetical percentage change from the starting value to the hypothetical average ending value	Hypothetical maturity payment amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
175.00	75.00%	$1,862.50	86.25%	12.84%
150.00	50.00%	$1,575.00	57.50%	9.30%
140.00	40.00%	$1,460.00	46.00%	7.72%
130.00	30.00%	$1,345.00	34.50%	6.02%
120.00	20.00%	$1,230.00	23.00%	4.19%
110.00	10.00%	$1,115.00	11.50%	2.19%
105.00	5.00%	$1,057.50	5.75%	1.12%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
75.00	-25.00%	$1,000.00	0.00%	0.00%
50.00	-50.00%	$1,000.00	0.00%	0.00%
25.00	-75.00%	$1,000.00	0.00%	0.00%

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting value.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual average ending value and participation rate.

How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

●	If the average ending value is greater than the starting value: $1,000 plus:

(i)	$1,000 ×	average ending value – starting value	× participation rate
starting value
●	if the average ending value is less than or equal to the starting value: $1,000

How The Average Ending Value Is Calculated

The average ending value will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 30% of the average component return of the SPDR S&P 500 ETF Trust; (B) 20% of the average component return of the Invesco QQQ Trust, Series 1; (C) 15% of the average component return of the SPDR S&P MidCap 400 ETF Trust; (D) 15% of the average component return of the EURO STOXX 50 Index; (E) 10% of the average component return of the iShares MSCI Emerging Markets ETF; and (F) 10% of the average component return of the iShares Russell 2000 ETF.

The average component return of a basket component will be equal to:

average component value – initial component value
initial component value

where,

●	the initial component value will be the closing value of such basket component on the pricing date; and
●	the average component value will be the arithmetic average of the closing values of such basket component on the calculation days.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

●	You May Not Receive Any Positive Return On The Notes.
●	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.
●	The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Basket Components During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Basket As Measured From Its Starting Value To Its Value At Or Near Stated Maturity.
●	Changes In The Value Of The Basket Components May Offset Each Other.
●	The Notes Are Subject To The Credit Risk Of Wells Fargo.
●	Holders Of The Notes Have Limited Rights Of Acceleration.
●	Holders Of The Notes Could Be At Greater Risk For Being Structurally Subordinated If The Issuer Conveys, Transfers Or Leases All Or Substantially All Of Its Assets To One Or More Of Its Subsidiaries.
●	The Estimated Value Of The Notes On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
●	The Estimated Value Of The Notes Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
●	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.
●	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
●	The Notes Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Notes To Develop.
●	Your Return On The Notes Could Be Less Than If You Owned The Shares Of The Funds Or The Securities Included In The Index.
●	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Notes.
●	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.
●	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.
●	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Fund Underlying Indices.
●	The Issuer And Its Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Fund Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.
●	An Investment Linked To The Shares Of The Funds Is Different From An Investment Linked To The Fund Underlying Indices.
●	There Are Risks Associated With The Funds.
●	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Funds.
●	Anti-dilution Adjustments Relating To The Shares Of The Funds Do Not Address Every Event That Could Affect Such Shares.
●	An Investment In The Notes Is Subject To Risks Associated With Investing in Non-U.S. Companies.
●	An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.
●	Exchange Rate Movements May Impact The Value Of The Notes.
●	An Investment In The Notes Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
●	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.
●	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
o	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the notes.
o	The estimated value of the notes was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.

o	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the values of the basket components.
o	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the values of the basket components.
o	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.
o	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The notes described herein are not a suitable investment for all investors. In particular, no investor should purchase the notes unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the notes prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per note. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the notes from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

SPDR®, S&P MidCap 400® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The notes are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust, SPDR® S&P MidCap 400® ETF Trust (the “SPDR Trusts”) or S&P Financial. Neither the SPDR Trusts nor S&P Financial makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Neither the SPDR Trusts nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the SPDR Trusts.

The Invesco QQQ Trust℠ is a registered trademark of Nasdaq, Inc (“Nasdaq”). The notes are not sponsored, endorsed, sold or promoted by Nasdaq. Nasdaq does not make any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Nasdaq will not have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the Invesco QQQ Trust℠.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® Russell 2000 ETF and the iShares® MSCI Emerging Markets ETF.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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